Exhibit 99.1

     Olin's Fourth Quarter Results Better Than Expected; Announces Decision to Relocate Corporate Headquarters to Illinois; Declares $.20 Per Share
                               Quarterly Dividend

    NORWALK, Conn.--(BUSINESS WIRE)--Jan. 29, 2004--Olin Corporation (NYSE: OLN) today announced net income in the fourth quarter of 2003 of $0.4 million or $0.01 per diluted share, compared with a net loss of $12.0 million or $0.21 per diluted share in the fourth quarter of 2002. The fourth quarter of 2003 includes a $1.8 million pretax restructuring charge associated with the write-down of certain offshore assets netted with a reduction of a previously established reserve related to the company's Indianapolis restructuring. Excluding this write-down, Olin would have earned $0.03 per diluted share. The fourth quarter of 2002 included a $10.4 million provision for taxes in connection with the surrender of life insurance policies purchased under the Company Owned Life Insurance (COLI) program. Excluding the $10.4 million tax charge, Olin's net loss would have been $0.03 per share in the fourth quarter of 2002. Sales for the fourth quarter of 2003 were $385 million compared with $352 million in the fourth quarter of 2002. A reconciliation for the adjusted numbers is outlined in the attached profit summary.
    For the full year 2003, Olin reported a net loss of $24.1 million compared with a $31.3 million net loss in 2002. Excluding certain charges in both 2003 and 2002 as outlined in the attached profit summary table, Olin reported adjusted net income of $21.1 million or $0.36 per diluted share in 2003 compared with a net loss of $20.9 million or $0.42 per diluted share in 2002.
    Joseph D. Rupp, President and Chief Executive Officer, said, "Our fourth quarter earnings of $0.01 per diluted share were better than our previous expectation of a loss in the $0.05 per share range due to better than expected performance from our Metals and Winchester operations. The improvement in the rolled and shaped products portion of our Metals Division is particularly significant after a protracted period where there has been low industry-wide demand for brass products. We now expect this strength to continue in the first quarter of 2004."
    In the first quarter of 2004, Olin expects to be at least breakeven. For the first quarter of 2004, the Metals division is expecting improved results over the first quarter of 2003 because of higher volumes as a result of the improving economy. Winchester's profits will be slightly below the first quarter last year. Chlor Alkali profits are expected to be somewhat below the first quarter of 2003 with projected increased volumes partially offsetting lower pricing. Non-cash pension expenses are expected to be about $5 million pretax per quarter higher in 2004 compared with 2003.
    Compared to the fourth quarter of 2003, the Metals division is expecting improved results in the first quarter of 2004 because of higher volumes as a result of the improving economy. Winchester's profits will be improved over the fourth quarter of 2003 primarily because of seasonal factors. Chlor Alkali profits are expected to be somewhat higher than the fourth quarter as increased volumes are expected to offset lower pricing.
    Mr. Rupp added, "The company separately announced today a decision to relocate its corporate offices to East Alton, Illinois, for organizational, strategic and economic reasons. We expect to incur one-time costs of approximately $12 million with annualized savings of about $6 million. We will separately identify these costs when they are recorded. None of these costs are included in the first quarter 2004 estimate. We expect the relocation to be completed by year-end."

    NEW SEGMENT REPORTING STRUCTURE

    In the fourth quarter of 2003, the company changed the reportable segments to include a Corporate/Other segment. The change was made to align the external segment reporting with how management evaluates and allocates resources to the various businesses and provide more transparent disclosure to investors. The segment operating results under the old and new structures for 2001, 2002 and 2003 are provided on the accompanying schedules. Segment operating income excludes the restructuring charge for the shutdown of the Indianapolis Brass mill and certain other actions.
    The following commentary compares segment operating results for the fourth quarter of 2003 to the fourth quarter of 2002 using the New Segment Reporting Structure:

    CHLOR ALKALI PRODUCTS

    Chlor Alkali Products' sales for the fourth quarter of 2003 were $93.9 million compared with $89.9 million in the fourth quarter of 2002. Chlor Alkali posted operating income of $11.4 million, compared with $6.7 million in the fourth quarter of 2002. The improved operating results were primarily due to higher ECU selling prices. Sales volumes were slightly lower.

    METALS

    Sales for the fourth quarter of 2003 were $226.4 million compared to sales in the fourth quarter of 2002 of $197.9 million, an increase of 14%. With most major market segments strengthening over 2002, overall shipment volumes increased by 5% from the prior fourth quarter. The remaining 9% increase in sales was due to higher copper prices and a product mix containing a higher metal component.
    Shipments to the automotive segment increased in 2003 by 7% as automotive production has strengthened from the fourth quarter of 2002. Coinage and electronics shipments were up 44% and 14%, respectively, from last year, however they are both still well below historical averages. Shipments to the ammunition segment in 2003 increased from 2002 by 19% due to continued strong demand from the military.
    The Metals segment operating income of $3.6 million in the fourth quarter of 2003 compares to an operating loss of $0.4 million in 2002. The Metals segment improved operating results in the fourth quarter of 2003 are primarily due to the increased volumes and the cost savings resulting from the closure of the Indianapolis facility in the first quarter of 2003. Partially offsetting these improvements were continued margin pressures, higher wages and fringe benefit costs, and higher natural gas costs.

    WINCHESTER

    Sales for the fourth quarter of 2003 were $64.4 million compared with $63.9 million in the fourth quarter of 2002. The increase in sales was primarily driven by higher commercial demand. Operating income in the fourth quarter of 2003 was $2.2 million, compared with $0.6 million in 2002 primarily because of higher commercial sales volumes, and favorable manufacturing costs.

    CORPORATE AND OTHER COSTS

    In 2002, total pension income was $3.0 million and in 2003 the company recorded a pension expense of $5.0 million, resulting in an $8 million increase in total pension costs (see footnote (f) at the end of the Segment Information schedule). The service cost and prior service cost components of pension expense, which are included in the corporate and operating segments, were equal in both years. As previously noted, for the full year 2004, the company estimates that its non-cash pension expense will increase in the $20 million pretax range ($5 million per quarter) over 2003, and may continue to increase by about $10 million per year over the next few years. These estimates are based on historical plan experience and assumptions regarding the future.
    Under Statement of Financial Accounting Standards ("SFAS") No. 87, the company recorded a $220 million after-tax charge ($360 million pretax) to Shareholders' Equity as of December 31, 2002, reflecting an accumulated benefit obligation in excess of the year-end market value of assets of our pension plan. In 2003, the decline in interest rates more than offset a significant rebound in the value of the plan's assets, which necessitated the recording of a small, additional after-tax charge of $19.5 million ($32 million pretax). This is a non-cash charge and does not affect our ability to borrow under our revolving credit agreement. Based on our assumptions and estimates, we continue to believe that we may be required to make contributions to the pension fund, but only minimal contributions will be required until 2006.
    In 2003, charges to income for environmental investigatory and remedial activities were $19.6 million compared with $14.8 million in 2002. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations. In 2004, we currently estimate that these charges to income may be in the $25 million range. Environmental costs for ongoing plant operations, for example wastewater treatment, are included in the operating segments and are not expected to change significantly in 2004.
    Other corporate and unallocated costs increased from $29.6 million in 2002 to $40.8 million in 2003. The increase relates primarily to an insurance gain of $4.5 million recorded in 2002, consulting fees ($2 million), higher accruals for incentive compensation costs ($2 million), and accretion expense ($1 million) associated with our asset retirement obligations recorded in accordance with Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations," which we adopted on January 1, 2003.

    DIVIDEND

    Olin Corporation's Board of Directors declared a quarterly dividend of 20 cents on each share of Olin common stock. The dividend is payable on March 10, 2004, to shareholders of record at the close of business on February 10, 2004. This is the 309th consecutive dividend to be paid by the company.

    CONFERENCE CALL INFORMATION

    Olin will hold a conference call with securities analysts at 10:00 a.m., Eastern time, January 30, 2004. Anyone desiring to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin's Internet website, www.olin.com. Listeners should log on to the website at least 15 minutes before the call. A copy of this press release, together with other financial and statistical information about the period ended December 31, 2003, is available on the Olin website in the Investor section under Recent Press Releases and Speeches. The text of the prepared remarks from the conference call will be available after the conclusion of the call in the same website location. The call also will be audio archived on the Olin website for future replay. Archived versions of the call will be available until February 15.

    COMPANY DESCRIPTION

    Olin Corporation is a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, metal packages; and stainless steel and aluminum strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid and bleach products. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

    FORWARD-LOOKING STATEMENTS

    This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.
    We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "will," "estimate," and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.
    The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2002, include, but are not limited to, the following,:

    -- sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper;

    -- extraordinary events, such as additional terrorist attacks or war with one or more countries;

    -- continued or additional economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

    -- the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

    -- an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

    -- unforeseen effects of competition, including the migration by United States customers to low-cost foreign locations;

    -- costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

    -- unexpected litigation outcomes or the impact of changes in laws and regulations;

    -- higher-than-expected raw material and utility or transportation and/or logistics costs;

    -- the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of production hazards;

    -- unexpected additional taxes and related interest as the result of pending income tax audits; and

    -- the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan.

    All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.


Olin Corporation
Consolidated Statements of Income (a)
----------------------------------------------------------------------
                                     Three Months     Twelve Months
                                   Ended Dec. 31,    Ended Dec. 31,
(In millions, except per share
 amounts)                          2003 (b)  2002   2003 (b)     2002
----------------------------------------------------------------------

Sales                              $384.7  $351.7  $1,585.8  $1,301.3
Operating Expenses:
  Cost of Goods Sold (c)            345.9   318.9   1,406.0   1,181.6
  Selling and Administration         34.4    31.3     130.3     114.8
  Research and Development            1.2     1.3       4.7       4.8
  Restructuring Charge (d)            1.8       -      30.8         -
Earnings (Loss) of Non-consolidated
 Affiliates                           1.4     1.0       7.8      (7.3)
----------------------------------------------------------------------
  Operating Income (Loss)             2.8     1.2      21.8      (7.2)
Interest Expense                      4.8     5.2      20.2      25.6
Interest Income                       0.5     0.5       1.3       2.6
Other Income                          0.4     1.1       2.6       3.2
----------------------------------------------------------------------
  Income (Loss) before Taxes and
   Cumulative Effect of Accounting
   Change                            (1.1)   (2.4)      5.5     (27.0)
Income Tax Provision (Benefit) (e)   (1.5)    9.6       4.2       4.3
----------------------------------------------------------------------
Income (Loss) before Cumulative
 Effect of Accounting Change          0.4   (12.0)      1.3     (31.3)
  Cumulative Effect of Accounting
   Change, Net (f)                      -       -     (25.4)        -
----------------------------------------------------------------------
Net Income (Loss)                    $0.4  $(12.0)   $(24.1)   $(31.3)
----------------------------------------------------------------------
Basic and Diluted Net Income (Loss) Per
 Common Share:
  Income (Loss) before Accounting
   Change                           $0.01  $(0.21)    $0.02    $(0.63)
  Accounting Change, Net                -       -     (0.44)        -
----------------------------------------------------------------------
  Net Income (Loss)                 $0.01  $(0.21)   $(0.42)   $(0.63)
----------------------------------------------------------------------

Dividends Per Common Share          $0.20   $0.20     $0.80     $0.80
----------------------------------------------------------------------
Average Common Shares Outstanding -
 Diluted                             59.0    57.4      58.3      49.4
----------------------------------------------------------------------


(a) Unaudited

(b) Operating results for the periods beginning October 1, 2002 include the results of Chase Industries which was acquired on September 27, 2002. Sales and income before taxes of Chase Industries included in those periods since the date of the acquisition were as follows:


                                              2003              2002
                                       -------------------- ----------
                                        4th Qtr  Total Year   4th Qtr
                                       --------  ---------- ----------
Sales                                    $56.6      $222.2      $52.1
Income before taxes                        1.1         7.5        2.2



(c) Cost of Goods Sold for the 2002 year-to-date period included a pretax gain of $4.5 on an insurance settlement.

(d) Reflects the restructuring charge for the shutdown of our Indianapolis Brass mill and certain other actions.

(e) Income taxes for the 2002 fourth quarter and year included a provision of $10.4 in connection with the surrender of life insurance policies purchased by us under the Company Owned Life Insurance program.

(f) Reflects the cumulative charge for the adoption of SFAS 143, "Accounting for Asset Retirement Obligations", which we adopted on January 1, 2003.


Olin Corporation
Consolidated Balance Sheets (a)
(In millions, except per share data)
----------------------------------------------------------------------

December 31,                                         2003      2002
----------------------------------------------------------------------

Assets:
  Cash & Cash Equivalents                            $189.8    $110.5
  Short-Term Investments                                  -      25.0
  Accounts Receivable, Net                            184.8     168.1
  Inventories, Net                                    242.4     255.0
  Income Taxes Receivable                               1.5       9.4
  Other Current Assets                                 62.0      70.1
----------------------------------------------------------------------
    Total Current Assets                              680.5     638.1
  Property, Plant and Equipment
     (Less Accumulated Depreciation
     of  $1,313.4 and $1,308.4)                       500.6     551.5
  Prepaid Pension Costs                               101.5     106.4
  Other Assets                                         82.5      45.9
  Goodwill                                             79.5      81.9
----------------------------------------------------------------------
Total Assets                                       $1,444.6  $1,423.8
----------------------------------------------------------------------

Liabilities and Shareholders' Equity:

  Current Debt                                        $27.2      $1.6
  Accounts Payable                                    128.9     109.8
  Income Taxes Payable                                 12.6       0.3
  Accrued Liabilities                                 141.9     145.5
----------------------------------------------------------------------
    Total Current Liabilities                         310.6     257.2
  Long-Term Debt                                      300.4     327.6
  Accrued Pension Liability                           469.2     445.3
  Other Liabilities                                   188.0     162.4
----------------------------------------------------------------------
    Total Liabilities                               1,268.2   1,192.5
----------------------------------------------------------------------
Commitments and Contingencies
Shareholders' Equity:
      Common Stock, Par Value $1 Per Share,
       Authorized 120.0 Shares:
       Issued and Outstanding 59.0 Shares
       (57.6 in 2002)                                  59.0      57.6
      Additional Paid-in Capital                      464.2     441.9
      Accumulated Other Comprehensive Loss           (246.8)   (238.8)
      Accumulated Deficit                            (100.0)    (29.4)
----------------------------------------------------------------------
        Total Shareholders' Equity                    176.4     231.3
----------------------------------------------------------------------
Total Liabilities and Shareholders' Equity         $1,444.6  $1,423.8
----------------------------------------------------------------------

(a) Unaudited


Olin Corporation
Consolidated Statements of Cash Flows (a)
(In millions)
----------------------------------------------------------------------

Twelve Months Ended December 31,                         2003    2002
----------------------------------------------------------------------
Operating Activities:
Net Loss                                               $(24.1) $(31.3)
(Earnings) Loss of Non-consolidated Affiliates           (7.8)    7.3
Depreciation and Amortization                            82.2    87.9
Deferred Income Taxes                                   (18.2)   20.1
Non-Cash Portion of Restructuring Charge                 24.6       -
Qualified Pension Plan Expense (Income)                     -    (9.1)
Common Stock Issued Under Employee Benefit Plans          2.8     5.5
Changes in:
       Receivables                                      (16.7)   (1.9)
       Inventories                                        9.6   (17.2)
       Other Current Assets                              (3.0)  (16.3)
       Accounts Payable and Accrued Liabilities          19.2    (8.7)
       Income Taxes Payable                              20.2    (1.8)
       Other Assets                                       4.8     8.7
       Noncurrent Liabilities                            21.2   (11.3)
Other Operating Activities                                3.9    (0.4)
----------------------------------------------------------------------
       Net Operating Activities                         118.7    31.5
----------------------------------------------------------------------
Investing Activities:
Capital Expenditures                                    (54.5)  (41.1)
Proceeds From Sale of Short-Term Investments             25.0    11.0
Cash Acquired Through Business Acquisition, net             -    13.1
Investments and Advances - Affiliated Companies at
 Equity                                                   8.1   (10.5)
Disposition of Property, Plant and Equipment              5.4    14.8
Other Investing Activities                                4.7    (0.6)
----------------------------------------------------------------------
       Net Investing Activities                         (11.3)  (13.3)
----------------------------------------------------------------------
Financing Activities:
Long-Term Debt:
       Borrowings                                           -    34.7
       Repayments                                        (1.6) (136.2)
Issuance of Common Stock                                 13.2    68.3
Purchases of Olin Common Stock                              -    (2.5)
Stock Options Exercised                                   7.1     2.7
Dividends Paid                                          (46.5)  (39.0)
Other Financing Activities                               (0.3)   (0.5)
----------------------------------------------------------------------
       Net Financing Activities                         (28.1)  (72.5)
----------------------------------------------------------------------
  Net Increase (Decrease) in Cash and Cash Equivalents   79.3   (54.3)
Cash and Cash Equivalents, Beginning of Year            110.5   164.8
----------------------------------------------------------------------
  Cash and Cash Equivalents, End of Period             $189.8  $110.5
----------------------------------------------------------------------

(a) Unaudited


Olin Corporation
Segment Information (a)
(In millions)

----------------------------------------------------------------------
In the fourth quarter of 2003, the Company changed its reportable segments to include a Corporate/Other segment. The change was made to align the external segment reporting with how management currently evaluates and allocates resources to the various businesses and provide more transparent disclosure to investors. We have restated the previously reported segment operating income/(loss) to conform with the current segment reporting. The table below shows the operating income/(loss) as reported under the old methodology and the new reporting structure. The Corporate/Other segment includes those costs which are not directly attributable to the business segments such as environmental remediation costs for non-productive facilities, the portion of the pension costs/income not attributable to service costs and prior service costs, corporate overhead charges such as public company costs, and other costs not directly attributable to the ongoing business activities of the Company.
----------------------------------------------------------------------

                                               2003
                             -----------------------------------------
                               First  Second   Third  Fourth   Total
                              Quarter Quarter Quarter Quarter   Year
----------------------------------------------------------------------
Sales:
  Chlor-Alkali                 $97.3  $107.4  $100.9   $93.9   $399.5
  Metals (b)                   222.2   218.3   216.3   226.4    883.2
  Winchester                    70.7    70.7    97.3    64.4    303.1
----------------------------------------------------------------------
        Total Sales           $390.2  $396.4  $414.5  $384.7 $1,585.8
----------------------------------------------------------------------

Operating Income(Loss)
 before Restructuring Charge
 Under the Old Segment
 Reporting Structure (c):
  Chlor-Alkali                  $9.0   $14.2   $13.2    $6.1    $42.5
  Metals (b)                     0.3     1.1    (5.1)   (1.3)    (5.0)
  Winchester                     5.0     3.1     7.2    (0.2)    15.1
----------------------------------------------------------------------
        Total Operating
         Income before
         Restructuring Charge  $14.3   $18.4   $15.3    $4.6    $52.6
----------------------------------------------------------------------

Operating Income(Loss)
 before Restructuring Charge
 Under the New Segment
 Reporting Structure (c):
  Chlor-Alkali                 $13.5   $19.0   $18.9   $11.4    $62.8
  Metals (b)                     3.4     4.8    (1.2)    3.6     10.6
  Winchester                     5.9     4.4     9.1     2.2     21.6
  Corporate/Other:
        Pension (f)              4.5     4.5     4.5     4.5     18.0
        Environmental
         Provision              (3.7)   (3.7)   (5.7)   (6.5)   (19.6)
        Other Corporate and
         Unallocated Costs      (9.3)  (10.6)  (10.3)  (10.6)   (40.8)
----------------------------------------------------------------------
        Total Operating
         Income before
         Restructuring Charge  $14.3   $18.4   $15.3    $4.6    $52.6
----------------------------------------------------------------------


----------------------------------------------------------------------
                                               2002
                             -----------------------------------------
                               First  Second   Third  Fourth   Total
                              Quarter Quarter Quarter Quarter   Year
----------------------------------------------------------------------
Sales:
  Chlor-Alkali                 $72.4   $75.2   $83.3   $89.9   $320.8
  Metals                       160.4   174.5   164.0   197.9    696.8
  Winchester                    62.2    64.6    93.0    63.9    283.7
----------------------------------------------------------------------
        Total Sales           $295.0  $314.3  $340.3  $351.7 $1,301.3
----------------------------------------------------------------------

Operating Income(Loss) Under
 the Old Segment Reporting
 Structure:
  Chlor-Alkali                $(15.1) $(15.2)  $(8.1)   $2.8   $(35.6)
  Metals                         2.3     8.9     4.8    (1.7)    14.3
  Winchester                     3.4     2.8     7.8     0.1     14.1
----------------------------------------------------------------------
        Total Operating
         Income(Loss)          $(9.4)  $(3.5)   $4.5    $1.2    $(7.2)
----------------------------------------------------------------------

Operating Income(Loss) Under
 the New Segment Reporting
 Structure:
  Chlor-Alkali                $(11.0) $(15.0)  $(4.8)   $6.7   $(24.1)
  Metals                         4.6    10.5     4.4    (0.4)    19.1
  Winchester                     4.3     3.1     8.2     0.6     16.2
  Corporate/Other:
        Pension (f)              6.5     6.5     6.5     6.5     26.0
        Environmental
         Provision              (3.7)   (3.7)   (3.7)   (3.7)   (14.8)
        Other Corporate and
         Unallocated Costs
         (d)                   (10.1)   (4.9)   (6.1)   (8.5)   (29.6)
----------------------------------------------------------------------
        Total Operating
         Income(Loss)          $(9.4)  $(3.5)   $4.5    $1.2    $(7.2)
----------------------------------------------------------------------


----------------------------------------------------------------------
                                               2001
                             -----------------------------------------
                               First  Second   Third  Fourth   Total
                              Quarter Quarter Quarter Quarter   Year
----------------------------------------------------------------------
Sales:
  Chlor-Alkali                $105.1  $105.2   $93.8   $79.5   $383.6
  Metals                       173.5   156.9   151.7   135.5    617.6
  Winchester                    55.6    62.4    88.1    63.3    269.4
----------------------------------------------------------------------
        Total Sales           $334.2  $324.5  $333.6  $278.3 $1,270.6
----------------------------------------------------------------------

Operating Income(Loss)
 before Restructuring Charge
 and Unusual Items Under
 the Old Segment Reporting
 Structure(e):
  Chlor-Alkali                  $4.3   $12.1    $0.8   $(8.9)    $8.3
  Metals                         0.6     0.2    (4.0)   10.9      7.7
  Winchester                    (0.7)    2.4     3.2     1.8      6.7
----------------------------------------------------------------------
        Total Operating
         Income before
         Restructuring Charge
         and Unusual Items      $4.2   $14.7      $-    $3.8    $22.7
----------------------------------------------------------------------

Operating Income(Loss)
 before Restructuring Charge
 and Unusual Items Under
 the New Segment Reporting
 Structure (e):
  Chlor-Alkali                  $8.2   $15.3    $3.8   $(6.4)   $20.9
  Metals                         2.1     0.1    (4.9)   11.0      8.3
  Winchester                    (0.1)    2.4     3.0     1.9      7.2
  Corporate/Other:
        Pension (f)              8.5     8.5     8.5     8.5     34.0
        Environmental
         Provision              (3.7)   (3.7)   (3.7)   (2.9)   (14.0)
        Other Corporate and
         Unallocated Costs     (10.8)   (7.9)   (6.7)   (8.3)   (33.7)
----------------------------------------------------------------------
        Total Operating
         Income before
         Restructuring Charge
         and Unusual Items      $4.2   $14.7      $-    $3.8    $22.7
----------------------------------------------------------------------

(a) Unaudited

(b) Operating results for the periods beginning October 1, 2002 included the results of Chase Industries which was acquired on September 27, 2002. Sales and income before taxes of Chase Industries included in those periods since the date of the acquisition were as follows:


                                           2003                  2002
                            ----------------------------------- ------
                             1st    2nd    3rd    4th    Total    4th
                              Qtr    Qtr    Qtr    Qtr    Year     Qtr
                            ------ ------ ------ ------ ------- ------
 Sales                      $58.2  $52.9  $54.5  $56.6  $222.2  $52.1
 Income before taxes          3.0    1.8    1.6    1.1     7.5    2.2



(c) Segment operating income for the year 2003 excluded the $30.8 pretax restructuring charge for the shutdown of the Indianapolis Brass mill and certain other actions.

(d) Other Corporate and Unallocated Costs in the second quarter of 2002 included a pretax gain of $4.5 on an insurance settlement.

(e) Segment operating income for the year 2001 excluded a Restructuring Charge of $39.0 pretax and Unusual Items of $3.1 pretax for a total of $42.1 pretax, primarily for costs associated with a salaried workforce reduction through an early retirement incentive program, a voluntary retirement program and the consolidation of certain Metals facilities in order to optimize distribution operations.

(f) An analysis of pension income (expense) is summarized in the table below. The service cost and the amortization of prior service costs are allocated to the operating segments based on their respective census data. Other components of pension costs includes items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.



                                                 2003    2002    2001
                                               ------- ------- -------
 Service cost and prior service cost           ($23.0) ($23.0) ($20.0)
 Other components of pension costs               18.0    26.0    34.0
                                               ------- ------- -------
      Subtotal pension income (expense)          (5.0)    3.0    14.0
 Curtailment charge - ERIP                          -       -   (17.0)
                                               ------- ------- -------
      Total pension income (expense)            ($5.0)   $3.0   ($3.0)
                                               ======= ======= =======

Olin Corporation
----------------------------------------------------------------------
Quarterly Trend Data (a)
(In millions)
----------------------------------------------------------------------
                                               2003
                             -----------------------------------------
                              First   Second  Third   Fourth   Total
                             Quarter Quarter Quarter Quarter   Year
----------------------------------------------------------------------
Sales                        $390.2  $396.4  $414.5  $384.7  $1,585.8
Operating Income before
 Restructuring Charge (b)      14.3    18.4    15.3     4.6      52.6
Depreciation and Amortization  22.8    21.3    18.6    19.5      82.2
Capital Expenditures            8.6    12.5    13.9    19.5      54.5
Dividends Paid                 11.5    11.6    11.7    11.7      46.5
----------------------------------------------------------------------
Total Debt to Total
 Capitalization                63.5%   62.9%   62.9%   65.0%     65.0%
----------------------------------------------------------------------
Basic and Diluted Net Income
 (Loss) Per Common Share:
   Income (Loss) before
    Accounting Change        ($0.23)  $0.15   $0.10   $0.01     $0.02
   Net Income (Loss) (c)     ($0.67)  $0.15   $0.10   $0.01    ($0.42)
----------------------------------------------------------------------
   Dividends                  $0.20   $0.20   $0.20   $0.20     $0.80
----------------------------------------------------------------------
Average Common Shares
 Outstanding - Diluted         57.8    58.4    58.7    59.0      58.3
----------------------------------------------------------------------


----------------------------------------------------------------------
                                             2002 (d)
                             -----------------------------------------
                              First   Second  Third   Fourth   Total
                             Quarter Quarter Quarter Quarter   Year
----------------------------------------------------------------------
Sales                        $295.0  $314.3  $340.3  $351.7  $1,301.3
Operating Income(Loss)         (9.4)   (3.5)    4.5     1.2      (7.2)
Depreciation and Amortization  21.3    21.3    21.2    24.1      87.9
Capital Expenditures            3.4     3.8     8.0    25.9      41.1
Dividends Paid                  8.7     9.4     9.4    11.5      39.0
----------------------------------------------------------------------
Total Debt to Total
 Capitalization                57.9%   52.4%   41.3%   58.7%     58.7%
----------------------------------------------------------------------
Per Common Share:
   Basic                     ($0.26) ($0.15) ($0.02) ($0.21)   ($0.63)
   Basic and Diluted         ($0.26) ($0.15) ($0.02) ($0.21)   ($0.63)
----------------------------------------------------------------------
   Dividends                  $0.20   $0.20   $0.20   $0.20     $0.80
----------------------------------------------------------------------
Average Common Shares
 Outstanding - Diluted         44.3    46.9    49.7    57.4      49.4
----------------------------------------------------------------------

(a) Unaudited

(b) Segment operating income excluded the 2003 restructuring charge of $30.8 pretax.

(c) Included the cumulative charge in the first quarter of 2003 for the adoption of SFAS 143 "Accounting for Asset Retirement
    Obligations", which we adopted on January 1, 2003.

(d) Operating results for the periods beginning October 1, 2002 included the results of Chase Industries which was acquired on September 27, 2002. Sales and income before taxes of Chase Industries included in those periods since the date of the acquisition were as follows:

                                           2003                  2002
                            ----------------------------------- ------
                              1st    2nd    3rd    4th   Total    4th
                               Qtr    Qtr    Qtr    Qtr    Year    Qtr
                            ------ ------ ------ ------ ------- ------
Sales                       $58.2  $52.9  $54.5  $56.6  $222.2  $52.1
Income before taxes           3.0    1.8    1.6    1.1     7.5    2.2


Olin Corporation
Profit Summary (a)
(In millions, except EPS)
----------------------------------

The following table summarizes the significant unusual items impacting the reported operating results. Management monitors earnings per share excluding unusual items such as restructuring charges, unusual charges/credits and accounting changes. Management believes that these items are unique and are not part of the ongoing business results. Management believes that providing this information to investors will better enable them to understand our historical and future trends by excluding these items from our results. The table below reconciles operating income/(loss), pretax income/(loss), net income/(loss) and diluted earnings per share on a generally accepted accounting principles basis, as reflected in our Consolidated Statements of Income, to diluted earnings per share as adjusted for each of the unusual items.

On September 2002 we completed our acquisition of Chase Industries. The acquisition was accounted for using the purchase method of accounting. Accordingly, the operating results of Chase have been included in the accompanying financial statements since the date of acquisition. We believe that a meaningful analysis of our financial performance requires that we exclude the Chase operating results when comparing results in 2003 to results in 2002 that do not include Chase. In order to assist investors in analyzing comparable results, we have included sales and income before taxes of Chase in footnote b in the segment information table for each period since the date of the acquisition.


                     -------------------------------------------------
                                   Fourth Quarter - 2003
                     -------------------------------------------------
                       Operating      Pretax          Net      Diluted
                     Income/(Loss) Income/(Loss) Income/(Loss)   EPS
                     ------------- ------------- ------------- -------

As Reported                  $2.8         ($1.1)         $0.4   $0.01
Restructuring Charge
 (b)                          1.8           1.8           1.1    0.02
                     -------------------------------------------------
As Adjusted                  $4.6          $0.7          $1.5   $0.03
                     =================================================

Average Diluted Shares                                           59.0
                                                               =======


                     -------------------------------------------------
                                   Fourth Quarter - 2002
                     -------------------------------------------------
                       Operating      Pretax          Net      Diluted
                     Income/(Loss) Income (Loss) Income/(Loss)   EPS
                     ------------- ------------- ------------- -------

As Reported                  $1.2         ($2.4)       ($12.0) ($0.21)
   COLI Tax Charge (c)                                   10.4
                     -------------------------------------------------
As Adjusted                  $1.2         ($2.4)        ($1.6) ($0.03)
                     =================================================

Average Diluted Shares                                           57.4
                                                               =======



                     -------------------------------------------------
                                   Full Year - 2003
                     -------------------------------------------------
                       Operating      Pretax          Net      Diluted
                     Income/(Loss) Income/(Loss) Income/(Loss)   EPS
                     -------------------------------------------------

As Reported                 $21.8          $5.5        ($24.1) ($0.42)
Accounting Change (d)           -             -          25.4    0.44
Restructuring Charge
 (b)                         30.8          30.8          19.8    0.34
                     -------------------------------------------------
As Adjusted                 $52.6         $36.3         $21.1   $0.36
                     =================================================

Average Diluted Shares                                           58.3
                                                               =======


                     -------------------------------------------------
                                   Full Year - 2002
                     -------------------------------------------------
                       Operating      Pretax          Net      Diluted
                     Income/(Loss) Income (Loss) Income/(Loss)   EPS
                     -------------------------------------------------

As Reported                 ($7.2)       ($27.0)       ($31.3) ($0.63)
   COLI Tax Charge
    (c)                         -             -          10.4
                     -------------------------------------------------
As Adjusted                 ($7.2)       ($27.0)       ($20.9) ($0.42)
                     =================================================

Average Diluted Shares                                           49.4
                                                               =======

(a) Unaudited

(b) Reflects the restructuring charge for the shutdown of our Indianapolis Brass mill and certain other actions.

(c) Income taxes for the 2002 fourth quarter and year included a provision in connection with the surrender of life insurance policies purchased by us under the Company Owned Life Insurance program.

(d) Reflects the cumulative charge for the adoption of SFAS 143, "Accounting for Asset Retirement Obligations", which we adopted on January 1, 2003.



    CONTACT: Olin Corporation
             Investor Contact:
             Richard E. Koch, 203-750-3254
              or
             Press Contact:
             Thomas J. Fitzgerald, 203-750-3831